Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-196350 on Form S-3 of our reports dated February 26, 2015, relating to the consolidated financial statements and financial statement schedule of Lazard Group LLC, and the effectiveness of Lazard Group LLC’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Lazard Group LLC for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

New York, New York

February 26, 2015